Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective the 7th day of February, 2011 (the “Effective Date”) by and between FTD Group, Inc., a Delaware corporation (the “Company”), with principal corporate offices at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, and Robert S. Apatoff, whose address is 3113 Woodcreek Drive, Downers Grove, Illinois 60515 (“Employee”).

WHEREAS, Employee and the Company had previously entered into an employment agreement (the “Prior Agreement”) dated October 14, 2008, as amended from time to time;

WHEREAS, effective as of the date hereof, Employee and the Company desire to enter into a new employment agreement to replace the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Term; Position.

(a)           The original term of this Agreement will commence on the Effective Date and extend through February 15, 2014, unless this Agreement is earlier terminated as provided herein (the “Term”).

(b)           Employee will continue to serve as President of the Company and report to the Chief Executive Officer of the Company.  Employee agrees to devote Employee’s full-time attention, skill and efforts to the performance of Employee’s duties for the Company.

2.                                       Salary and Benefits.

(a)           Employee will be paid a salary at Employee’s current annualized rate of $600,000, payable in successive bi-weekly or other installments in accordance with the Company’s standard payroll practices for salaried employees. Employee’s rate of salary will be subject to such increases as may be determined from time to time by the Board of Directors.  As used in this Agreement, the term “Board of Directors” shall refer to the Board of Directors of United Online, Inc. or other governing body or committee to which the authority of the Board of Directors of United Online, Inc. with respect to executive compensation matters has been delegated, including (without limitation) the Compensation Committee of the Board of Directors of United Online, Inc.

(b)           Employee will be eligible to participate in each of the Company’s employee benefit plans that is made generally available either to the Company’s employees or to the Company’s senior executives and for which Employee satisfies the applicable eligibility requirements.  Employee will be entitled to a minimum of four (4) weeks of paid vacation each year or such greater amount as determined in accordance with the Company’s standard vacation policy.

(c)           The Company will promptly reimburse Employee for all reasonable and necessary business expenses Employee incurs in connection with the business of the Company and the performance of Employee’s duties hereunder upon Employee’s submission of reasonable and timely documentation of those expenses.  In no event shall any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year.  Employee’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

3.                                       Bonus.  For each fiscal year of the Company during the Term of this Agreement, Employee will be eligible to participate in a bonus program with a target bonus set by the Board of Directors in an amount of up to 100% of Employee’s annual rate of base salary.  The performance criteria for purposes of determining Employee’s actual bonus for each fiscal year will be established by the Board of Directors, and Employee’s annual bonus for one or more of those fiscal years may be increased to include any additional amounts approved by the Board of Directors.  Except as otherwise determined by the Board of Directors or set forth herein, Employee will not be entitled to a bonus payment for any fiscal year unless Employee is employed by, and in good standing with, the Company at the time such bonus payment is paid.  Employee’s bonus payment for each fiscal year shall in no event be paid later than the 15th day of the third month following the end of the Company’s fiscal year for which such bonus is earned.

4.                                       Restricted Stock Units and Other Equity Awards.

(a)           If Employee’s employment is terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined below) during the Term, then upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination (other than any equity award granted after the Effective Date that expressly provides to the contrary) will vest on an accelerated basis as to that number of additional shares in which Employee would have otherwise been vested at the time of such termination had Employee completed an additional twelve (12) months of employment with the Company and had each applicable equity award been structured so as to vest in successive equal monthly installments over the vesting schedule for that award.  In no event will the number of additional shares which vest on such an accelerated basis with respect to any particular equity award exceed the number of shares unvested under that award immediately prior to the date of such termination.  Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required to comply with any applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the shares of the common stock of United Online, Inc. (“Common Stock”) underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(a) will be issued to Employee within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.

(b)           If Employee’s employment is terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined below) at any time during the Term and within the period commencing with the execution by United Online, Inc. of a definitive agreement for a Change in Control (as defined below) and ending with the earlier of (i) the termination of that agreement without the consummation of such Change in Control or (ii) the expiration of the twenty-four (24)-month period measured from the date such Change in Control occurs, then upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination will fully vest on an accelerated basis with respect to all non-vested shares of Common Stock at the time subject to those awards, except to the extent otherwise provided in the equity award agreement for any equity award granted after the Effective Date of this Agreement.  Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of

Section 409A of the Code, the shares of Common Stock (or any replacement securities) underlying the equity awards that fully vest on an accelerated basis in accordance with this Section 4(b), or the proceeds of any cash retention program established in replacement of those shares pursuant to the terms of the applicable award agreement, will be issued or distributed to Employee within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.

(c)           Upon Employee’s “separation from service” (as defined below) as a result of Employee’s death or Disability (as defined below), any and all equity awards Employee holds on the date of such separation from service will vest on an accelerated basis as to that number of additional shares in which Employee would have otherwise been vested on the date of such separation from service had Employee completed an additional twelve (12) months of employment with the Company and had each applicable equity award been structured so as to vest in successive equal monthly installments over the vesting schedule for that award.  Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(c) will be issued on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than the later of (i) the end of the calendar year in which such separation from service occurs or (ii) the 15th day of the third calendar month following the date of such separation from service. For purposes of this Agreement, “Disability” means Employee’s inability to engage in any substantial activity necessary to perform Employee’s duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

(d)           The vesting acceleration provisions of this Section 4 and Section 7 will apply to all outstanding equity awards held by Employee on the Effective Date, whether or not the agreements evidencing those awards provide for such acceleration, and those agreements, to the extent they provide for a lesser amount of acceleration, are hereby amended to incorporate the acceleration provisions of Section 4 and Section 7 of this Agreement for the period this Agreement remains in effect, and such vesting acceleration provisions will also apply to equity awards made after the Effective Date of this Agreement except to the extent specifically stated in the applicable award agreement or in a resolution of the Board of Directors covering those future awards.  The shares subject to each equity award that vests pursuant to the vesting acceleration provisions of this Section 4 shall be issued in accordance with the applicable issuance date provisions of this Section 4, except to the extent the agreement evidencing such award provides otherwise or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code.

5.                                       Policies; Procedures; Confidentiality and Non-Competition Agreement.  As an employee of the Company, Employee will be expected to abide by all of the Company’s policies and procedures, including (without limitation) the terms of Employee’s existing Confidentiality and Non-Competition Agreement with the Company (which is incorporated herein by reference), the Insider Trading Policy, the Code of Ethics and the Employee Handbook.

6.                                       At Will Employment.  Notwithstanding anything to the contrary contained herein, Employee’s employment with the Company is “at will” and will not be for any specified term, meaning that either Employee or the Company will be entitled to terminate Employee’s employment at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to Employee are hereby superseded by the terms set forth in this Agreement.  This is the full and complete agreement between Employee and the Company on this subject.  Although Employee’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Employee’s employment may only be changed in an express written agreement signed by Employee and the Chief Executive Officer of the Company and approved by the Board of Directors.

7.                                       Separation from Service.

(a)                                  Termination by Employee.  If Employee terminates his employment with the Company for any reason other than as a result of his death or Disability or his resignation for “good reason” (as defined below), then all the obligations of the Company set forth in this Agreement will cease, other than the obligation to pay Employee, on his employment termination date, any earned but unpaid compensation for services rendered through that termination date and any accrued but unused vacation days as of that termination date (collectively, the “Accrued Obligations”).  If Employee terminates his employment with the Company for “good reason” (as defined below) during the Term, then in addition to Employee’s right to receive the Accrued Obligations, Employee will, upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, become entitled to the Separation Payment (as defined below) and the Additional Payments (as defined below), to the same extent as if Employee’s employment had been terminated by the Company “without cause” (as defined below) during the Term, and Employee will also be entitled, in accordance with the applicable provisions of Section 4 above, to the accelerated vesting of any equity awards Employee holds at the time of such termination.  Following Employee’s termination of his employment with the Company under this Section 7(a), Employee will continue to be obligated to comply with the terms of Employee’s Confidentiality and Non-Competition Agreement and the restrictive covenants set forth therein.

(b)                                  Termination by the Company.  If Employee’s employment is terminated by the Company “without cause” (as defined below) during the Term, then in addition to Employee’s right to receive the Accrued Obligations, Employee will, upon Employee’s satisfaction of the Release Condition set forth below in this Section 7(b), become entitled to a cash separation payment (the “Separation Payment”) in an aggregate amount equal to three (3) times the base salary at the annual rate in effect for Employee at the time.  In addition, contingent upon Employee’s satisfaction of the Release Condition, Employee will be eligible for the following additional separation payments (the “Additional Payments”):

(I)            Employee will be eligible for an additional separation payment in an amount equal to a pro-rated bonus for the fiscal year in which such involuntary termination occurs.  Such pro-rated bonus will be determined by multiplying (A) the actual bonus (if any) Employee would have earned for that fiscal year, based on the level at which the applicable performance goals for such fiscal year are in fact attained, had Employee continued in the Company’s employ through the date that bonus award becomes due and payable by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company’s employ during that fiscal year and the denominator of which is twelve (12), with such pro-rated bonus (if any) to be paid at the same time and in same form that the bonus payment for such fiscal year would have been made following the completion of that fiscal year had Employee remained in the Company’s employ through the payment date.  However, if such involuntary termination occurs in the same fiscal year of the Company in which a Change in Control occurs, then such pro-rated bonus will instead be determined by (1) multiplying (A) Employee’s target bonus for that fiscal year by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company’s employ during that fiscal year and the denominator of which is twelve (12) and (2) reducing such amount by any bonus earned by Employee for the same fiscal year under Section 3 of this Agreement, with such pro-rated bonus to be paid (in the same form in which the bonus payment for such fiscal year would have been paid had Employee remained in the Company’s employ through the payment date) as follows:

(i)            if such Change in Control occurs on or before the date of such involuntary termination, then such payment shall be made on the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control (as defined below), the lump sum Separation Payment) is paid; or

(ii)           if such Change in Control occurs after the date of such involuntary termination, then such payment shall be made on the later of (x) the third (3rd) business day following the effective date of such Change in Control or (y) the sixtieth (60th) day following the date of Employee’s separation from service (as defined below) or, if such sixtieth (60th) day is not otherwise a business day, then the immediately preceding business day.

(II)                                In addition, if the date of such involuntary termination occurs after the end of a fiscal year of the Company but prior to the date in the subsequent fiscal year on which Employee’s bonus for that fiscal year would have otherwise become due and payable on the basis of the applicable performance goals attained for that year had Employee continued in employment with the Company, then the Company will pay Employee an additional separation payment equal to the bonus that Employee would have received on the basis of the attained performance goals had Employee remained employed by, and in good standing with, the Company through the payment date for such bonus, with that amount to be paid in a lump sum (in the same form in which such bonus payment would have been paid had Employee remained in the Company’s employ through the payment date) on the later of (i) the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control, the lump sum Separation Payment) is paid to Employee as set forth below in this Section 7(b) or (ii) the date such bonus would have been paid to Employee pursuant to Section 3 of this Agreement had Employee continued in the Company’s employ through such payment date.

(III)                            In no event shall any such Additional Payment be made later than the last day of the applicable period necessary to qualify such Additional Payment for the short-term deferral exception under Code Section 409A.

Payment of the Separation Payment and the Additional Payments (if any) and the accelerated vesting of Employee’s equity awards under Section 4 will each be contingent upon the satisfaction of the following requirements (collectively the “Release Condition”): (i) Employee must execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of Employee’s termination of employment, a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that Employee may have with respect to such parties relating to Employee’s employment with the Company and the termination of that employment relationship and containing such other and additional terms as the Company deems satisfactory (the “Release”) and (ii) such Release must become effective and enforceable after the expiration of any applicable revocation period under federal or state law.

Except as provided in the following paragraph, the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above will be payable in a series of twelve (12) successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), on which Employee’s executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the first such monthly installment shall be paid during the portion of that period that occurs in the second taxable year.  The remaining monthly installments shall be paid on successive monthly anniversaries of the initial monthly installment hereunder.  For purposes of Section 409A of the Code, Employee’s right to receive such Separation Payment shall be deemed a right to receive a series of separate individual payments and not a right to single payment.

If Employee’s employment is terminated by the Company “without cause” (as defined below) or if Employee terminates his employment with the Company for “good reason” (as defined below) during the Term and within the twenty-four (24) month period beginning on the effective date of a Qualifying Change in Control (as defined below), the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above upon Employee’s satisfaction of the Release Condition will be payable in a single lump-sum payment on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), on which Employee’s executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, then such payment shall be made during the portion of that period that occurs in the second taxable year.  Any Separation Payment to which Employee becomes entitled hereunder in connection with a termination following a Change in Control other than a Qualifying Change in Control will be paid in installments as set forth in the immediately preceding paragraph of this Section 7(b).  For purposes of this Agreement, a “Change in Control” shall have the meaning assigned to such term in the United Online, Inc. 2010 Incentive Compensation Plan (or successor thereto), and a “Qualifying Change in Control” shall mean the date on which there occurs a “Change in Control” (as defined above) that also qualifies as: (i) a change in the ownership of United Online, Inc., as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of United Online, Inc., as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of United Online, Inc., as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

If Employee’s employment is terminated by the Company “without cause” (as defined below), the Company will have no further obligation to Employee pursuant to this Agreement other than the Accrued Obligations, the vesting of Employee’s outstanding equity awards in accordance with the applicable vesting acceleration provisions of Section 4 above and the obligations of the Company pursuant to this Section 7(b).

If Employee’s employment is terminated by the Company “with cause” (as defined below), the Company will have no further obligation to Employee under the terms of this Agreement, other than the Accrued Obligations.

Notwithstanding the termination of Employee’s employment by the Company “with cause” or “without cause,” or by Employee for “good reason” or without “good reason”, Employee will continue to be obligated to comply with the terms of the Confidentiality and Non-Competition Agreement and will be subject to the restrictive covenants set forth therein, whether or not Employee becomes entitled to any severance or separation payments or benefits pursuant to Section 4 or Section 7 of this Agreement.

If any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to Employee under this Agreement shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment (or the lump sum Separation Payment in the event of a Qualifying Change in Control) to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of Employee’s equity awards pursuant to the provisions of this Agreement shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that Employee receives only the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Code Section 280G or (ii) the amount which yields Employee the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided Employee hereunder (or on any other payments or benefits to which Employee may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of Employee’s employment with the Company).

(c)           Termination by Death or Disability.  If Employee incurs a “separation from service” (as defined below) as a result of his death or Disability, the Company will be obligated to pay the Accrued Obligations to Employee, Employee’s estate or beneficiaries (as the case may be) on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than sixty (60) days after the date of such separation from service.  In the event of such separation from service due to Employee’s death or Disability, Employee or Employee’s estate or beneficiaries, as the case may be, will also be entitled to the accelerated vesting of Employee’s equity awards as set forth in Section 4(c) above.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which Employee is otherwise entitled under the Company’s employee benefit plans or otherwise.

(d)           Definitions.

For purposes of this Agreement, the following definitions will be in effect:

 “good reason” means:

(i)        a material reduction in Employee’s base salary without Employee’s prior written consent;

(ii)       a material reduction in Employee’s authority, duties or responsibilities, without Employee’s prior written consent;

(iii)      a material change in the geographic location at which Employee must perform services (the parties acknowledge that Employee is currently required to perform services at 3113 Woodcreek Drive, Downers Grove, Illinois 60515) without Employee’s prior written consent; or

(iv)      any material un-waived breach by the Company of the terms of this Agreement; provided however, that with respect to any of the clause (i) – (iv) events above, Employee will not be deemed to have resigned for good reason unless (A) Employee provides written notice to the Company of the existence of the good reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days after receipt of such notice in which to cure such good reason event and (C) Employee effectively terminates Employee’s employment within one hundred eighty (180) days following the occurrence of the non-cured clause (i) – (iv) event.

“with cause” means Employee’s termination of employment by the Company for any of the following reasons:

(i)        if Employee is convicted of, or enters a plea of nolo contendere to, a felony or a misdemeanor involving any act of moral turpitude;

(ii)       if Employee commits an act of actual fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries or affiliates;

(iii)      if Employee commits any willful misconduct or gross negligence resulting in material harm to the Company or any of its subsidiaries or affiliates; or

(iv)      if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the reasonable and lawful direction of the Board of Directors and to perform his obligations hereunder.

“without cause” means any reason not within the scope of the definition of the term “with cause.”

“separation from service” means Employee’s cessation of employee status with the Company by reason of Employee’s death, resignation, dismissal or other termination event and shall be deemed to occur at such time as the level of bona fide services Employee is to render as such an employee (or as a non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Employee rendered as an employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which Employee has actually been in employee status with the Company). Any such determination of Employee’s separation from service shall, however, be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

(e)           Code Section 409A Deferral Period.  Notwithstanding any provision in this Agreement to the contrary (other than Section 7(f) below), no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s termination of employment with the Company will be made to Employee until Employee incurs a separation from service (as such term is defined above and determined in accordance with Treasury Regulations issued under Section 409A of the Code) in connection with such termination of employment.  For purposes of this Agreement, each amount to be paid or benefit to be provided Employee shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s separation from service will be made to Employee prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of Employee’s death, if Employee is deemed at the time of such separation from service to be a “specified employee” (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Employee in a lump sum on the first day of the seventh (7th) month after the date of Employee’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Employee’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(f)                                    Provisions Applicable to “Specified Employee”.  Notwithstanding Section 7(e) above, the following provisions shall also be applicable to Employee if Employee is a “specified employee” at the time of Employee’s separation of service:

(i)            Any payments or benefits which become due and payable to Employee during the period beginning with the date of Employee’s separation from service and ending on March 15 of the following calendar year and otherwise qualify for the short-term deferral exception to Code Section 409A shall not be subject to the holdback provisions of Section 7(e) and shall accordingly be paid as and when they become due and payable under this Agreement in accordance with such short-term deferral exception to Code Section 409A.

(ii)           The remaining portion of the payments and benefits to which Employee becomes entitled under this Agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which Employee’s separation from service occurs, shall not be subject to the holdback provisions of Section 7(e) and shall be paid to Employee as they become due and payable under this Agreement.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) Employee’s annualized compensation (based on Employee’s annual rate of pay for the calendar year preceding the calendar year of Employee’s separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such separation from service.  To the extent the portion of the severance payments and benefits to which Employee would otherwise be entitled under this Agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

8.                                       Withholding Taxes.  All forms of compensation payable pursuant to the terms this Agreement, whether payable in cash, shares of Common Stock or other property, are subject to reduction to reflect the applicable withholding and payroll taxes.

9.                                       Amendment to Confidentiality and Non-Competition Agreement.  The parties hereby agree to amend the definition of “Restricted Period” as set forth in Section 1(a) of the Confidentiality and Non-Competition Agreement between the parties by deleting the reference therein to “twenty-four (24) months” and replacing it with the words “twelve (12) months”.  Except as modified by this Section 9, the terms and provisions of the Confidentiality and Non-Competition Agreement will continue in full force and effect.

10.                                 Deferred Compensation Programs.  Any compensation deferred by Employee pursuant to one or more non-qualified deferred compensation plans or arrangements of the Company subject to Section 409A of the Code and not otherwise expressly addressed by the terms of this Agreement, shall be paid at such time and in such form of payment as set forth in each applicable plan or arrangement governing the payment of any such deferred amounts.

11.                                 Clawback.  Any amounts paid or payable to Employee pursuant to this Agreement or the Company’s equity or compensation plans shall be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

12.                                 Entire Agreement/Construction of Terms.

(a)           This Agreement, together with the Confidentiality and Non-Competition Agreement between Employee and the Company, any Company handbooks and policies in effect from time to time and the applicable stock plans and agreements evidencing the equity awards made to Employee from time to time during Employee’s period of employment, contains all of the terms of Employee’s employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between Employee and the Company.

(b)           If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed or modified in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties.  To the extent any provision cannot be construed or modified to be enforceable, such provision will be deemed to be eliminated from this Agreement and of no force or effect, and the remainder of this Agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(c)           This Agreement is not assignable by Employee.  This Agreement may be assigned by the Company to its subsidiaries or affiliates or to successors in interest to the Company or its lines of business.

(d)           The severance payments and benefits under this Agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of this Agreement applicable to the Separation Payment and the accelerated vesting of Employee’s equity awards and the issuance of shares of Common Stock thereunder and the determination of Employee’s separation from service due to termination of Employee’s employment without cause or Employee’s resignation for good reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable.  However, to the extent any payment or benefit to which Employee becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A.  In addition, should there arise any ambiguity as to whether any other provisions of this Agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

13.                                 Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by Employee and the Chief Executive Officer of the Company and approved by the Board of Directors.  The terms of this Agreement and the resolution of any disputes will be governed by Illinois law, and venue for any disputes will be in Chicago, Illinois.

14.                                 Surviving Provisions.  Following any termination or expiration of this Agreement, Sections 5, 6, 7(e), 7(f), 8, 9, 10, 11, 12, 13 and 14 will survive, and, if Employee’s employment with the Company continues thereafter, Employee’s employment with the Company will continue to be “at will”.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated in the opening paragraph.

/s/ Robert S. Apatoff
ROBERT S. APATOFF

Date signed: January 21, 2011

FTD GROUP, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman and Chief Executive Officer

Date signed: February 07, 2011